Exhibit 5.1

CL Workshop Group Limited 刺梨工坊公司	D +852 3656 6054
E nathan.powell@ogier.com
D +852 3656 6023
E janice.chu@ogier.com

Reference: JTC/SWL/517988.00001

17 July 2026

Dear Sirs

CL Workshop Group Limited 刺梨工坊公司(the Company)

We have acted as British Virgin Islands legal counsel to the Company in connection with the offering and sale of up to $200,000,000 of American depositary shares (the ADSs) each representing eight Class A ordinary shares of par value US$0.001 each (the Class A Ordinary Shares), debt securities, warrants, rights, and units, or any combination thereof (collectively, the Shares), pursuant to the Company’s registration statement on Form F-3, including all amendments or supplements thereto (the Registration Statement), initially filed with the United States Securities and Exchange Commission (the Commission) on 17 July 2026 under the United States Securities Act of 1933, as amended (the Securities Act) in accordance with the provisions of Section 8(a) of the Securities Act, and the prospectus contained therein (the Prospectus).

We are furnishing this opinion as Exhibit 5.1 and Exhibit 23.2 to the Registration Statement.

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in the Documents (as defined below). The headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents examined

For the purposes of giving this opinion, we have examined originals, copies, or drafts of the following documents (the Documents):

(a)	the constitutional documents and public records of the Company obtained from the Registry of Corporate Affairs in the British Virgin Islands (the Registrar) on 7 July 2026 (the Company Registry Records), including:

(i)	a copy of the certificate of incorporation of the Company dated 22 September 2011,

(ii)	a copy of the certificate of change of name of the Company dated 26 April 2018;

Ogier Providing advice on British Virgin Islands, Cayman Islands and Guernsey laws Floor 11 Central Tower 28 Queen’s Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Anthony Oakes Oliver Payne Kate Hodson David Nelson Joanne Collett Dennis Li Cecilia Li	Yuki Yan David Lin Alan Wong Janice Chu Zhao Rong Ooi Rachel Huang** Florence Chan*‡ Richard Bennett**‡ James Bergstrom‡	* admitted in New Zealand ** admitted in England and Wales ‡ not ordinarily resident in Hong Kong

(iii)	a copy of the certificate of change of name of the Company dated 8 September 2022,

(iv)	a copy of the certificate of change of name of the Company dated 18 December 2025;

(v)	a copy of the memorandum and articles of association of the Company registered with the Registrar on 22 September 2011,

(vi)	a copy of the memorandum and articles of association of the Company registered with the Registrar on 26 April 2018,

(vii)	a certified copy of extract of resolution adopted by the sole director on 23 August 2018 and registered with the Registrar on 28 August 2018,

(viii)	a certified copy of extract of resolution adopted by the sole director on 8 October 2018 and registered with the Registrar on 16 November 2018,

(ix)	a certified copy of extract of resolution adopted by the directors on 20 September 2020 and registered with the Registrar on 25 September 2020,

(x)	a copy of the memorandum and articles of association of the Company registered with the Registrar on 31 October 2022,

(xi)	a copy of the amended and restated memorandum and articles of association of the Company adopted by the shareholders of the Company on 10 August 2023 and registered with the Registrar on 11 August 2023, and

(xii)	a copy of the second amended and restated memorandum and articles of association of the Company adopted by the shareholders of the Company on 16 December 2025 and registered with the Registrar on 22 December 2025 (collectively, the Memorandum and Articles).

(b)	the public information revealed from a search of the electronic records of the Civil Division and the Commercial Division of the Registry of the High Court and of the Court of Appeal (Virgin Islands) Register, each from 1 January 2000, as maintained on the Judicial Enforcement Management System (the High Court Database) by the Registry of the High Court of the Virgin Islands on 7 July 2026 (the Court Records);

(c)	The Company Registry Records and the Court Records each as updated by update searches on 16 July 2026 (the Company Registry Records and the Court Records together, and as updated, the Public Records);

(d)	a copy of the certificate of incumbency in respect of the Company dated 22 June 2026 (the Certificate of Incumbency) issued by the registered agent of the Company;

(e)	a certificate of good standing dated 16 July 2026 issued by the Registrar of Corporate Affairs in the British Virgin Islands in respect of the Company (the Good Standing Certificate);

(f)	a copy of the register of directors of the Company provided to us on 7 July 2026 (the ROD);

(g)	copies of the listed shareholder lists of the Company provided to us on 7 July 2026 (the ROM, and together with the ROD, the Registers);

(h)	a copy of the written resolutions of all of the directors of the Company dated 15 July 2026 approving among others, the Company’s filing of the Registration Statement and the issuance of the Shares (the Board Resolutions);

(i)	a copy of the securities purchase agreements dated 14 July 2026 and

(j)	the Registration Statement and the Prospectus.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in this paragraph 2 without having carried out any independent investigation or verification in respect of those assumptions:

(a)	all original documents examined by us are authentic and complete;

(b)	all copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete;

(c)	all signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine;

(d)	each of the Certificate of Incumbency, the Certificate of Good Standing and the Registers is accurate and complete as at the date of this opinion;

(e)	all copies of the Registration Statement and the Prospectus are true and correct copies and the Registration Statement and the Prospectus conform in every material respect to the latest drafts of the same produced to us and, where the Registration Statement and the Prospectus have been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated;

(f)	the Company has complied with, or will comply with when due, its obligations to file (unless the Company is within one of the statutory exceptions to the obligations to file) a financial return, its register of directors, its register of members and its beneficial ownership information pursuant to the BVI Business Companies Act (Revised) (the BCA);

(g)	the Board Resolutions remain in full force and effect and have not been, and will not be, rescinded or amended, and each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him in approving the transactions set out in the Board Resolutions, and no director has a financial interest in or other relationship to a party of the transactions contemplated by the Board Resolutions which has not been properly disclosed in the Board Resolutions;

(h)	all parties other than the Company have the capacity, power and authority to enter into and perform their obligations under all documents entered into by such parties in connection with the issuance of the Shares, and the due execution and delivery thereof by each party thereto have been duly authorised;

(i)	no invitation has been or will be made by or on behalf of the Company to the public in the British Virgin Islands to subscribe for any Shares and none of the Shares have been offered or issued to residents of the British Virgin Islands;

(j)	all necessary corporate action will be taken to authorize and approve the issuance of Shares and the terms of the offering of such Shares thereof and any other related matters and that the applicable definitive purchase agreement will be duly approved, executed and delivered by or on behalf of the Company and all other parties thereto;

(k)	the Company is, and after the issuance of the Shares will be able to pay its liabilities as they fall due and the value of assets of the Company will not be less than the sum of the total liabilities of the Company;

(l)	the information and each of the documents disclosed by the Public Records was and is accurate, up-to-date and remains unchanged as at the date hereof and there is no information or document which has been delivered for registration, or which is required by the laws of the British Virgin Islands to be delivered for registration, which was not included and available for inspection in the Public Records;

(m)	there is no provision of the law of any jurisdiction, other than the British Virgin Islands, which would have any implication in relation to the opinions expressed herein; and

(n)	the Company is not a land owning company for the purposes of Section 242 of the BCA meaning that neither it nor any of its subsidiaries has an interest in any land in the British Virgin Islands.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the limitations and qualifications set forth in paragraph 4 below, we are of the opinion that:

Corporate status

(a)	The Company is a company duly incorporated with limited liability under the BCA on 22 September 2011 and is validly existing and in good standing under the laws of the British Virgin Islands.

Maximum Number of Shares Authorised to Issue

(b)	Based solely on the Memorandum and Articles, the Company is authorised to issue a maximum of 8,000,000,000 ordinary shares each with a par value of US$0.001 (the Ordinary Shares), divided into:

(i)	7,520,000,000 Class A ordinary shares with par value of US$0.001 (the Class A Ordinary Shares); and

(ii)	480,000,000 Class B ordinary shares with par value of US$0.001 (the Class B Ordinary Shares).

Corporate authorisation

(c)	The Company has taken all requisite corporate action to authorize the issuance of the ADSs and the Underlying Class A Ordinary Shares under the Registration Statement.

Valid Issuance of Underlying Class A Ordinary Shares

(d)	The Class A Ordinary Shares underlying the ADSs (the Underlying Class A Ordinary Shares) to be issued by the Company as contemplated by the Registration Statement have been duly authorised for issue and when:

(i)	issued and allotted by the Company against payment in full of the consideration therefor in accordance with the terms set out in the Registration Statement and the Memorandum and Articles;

(ii)	such issuance of Underlying Class A Ordinary Shares has been duly registered in the Company’s register of members as fully paid shares; and

(iii)	The Bank of New York Mellon, the depositary of the ADSs or its nominee has been entered in the Company’s register of members as the holder of the Underlying Class A Ordinary Shares,

will be validly issued, fully paid and non-assessable.

Taxation

(e)	No taxes, stamp duties, other duties, fees or charges are payable (by assessment, withholding, deduction or otherwise) to the government of the British Virgin Islands in respect of the issuance of the ADSs and the Underlying Class A Ordinary Shares under the Registration Statement.

(f)	There is no withholding tax, capital gains tax, capital transfer tax, estate duty, inheritance tax, succession tax or gift tax in the British Virgin Islands and any dividends, interest, rents, royalties, compensations and other amounts paid by the Company are exempt from any taxation in the British Virgin Islands imposed under the British Virgin Islands Income Tax Ordinance (Cap 206). In particular, section 242 of the BCA provides the Company with a statutory exemption from all forms of taxation in the British Virgin Islands.

4	Limitations and Qualifications

4.1	We offer no opinion:

(a)	as to any laws other than the laws of the British Virgin Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Documents to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the British Virgin Islands; or

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the Registration Statement, the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the Registration Statement and any other agreements into which the Company may have entered or any other documents.

4.2	Under the BCA an annual fee must be paid in respect of the Company to the Registry of Corporate Affairs. Failure to pay the annual fees by the relevant due date will render the Company liable to a penalty fee in addition to the amount of the outstanding fees. If the license fee and/or any penalty fee remains unpaid from the due date, the Company will be liable to be struck off and dissolved from the Register of Companies in the British Virgin Islands.

4.3	Under the BCA, a copy of the Company’s register of directors which is complete must be filed by the Company at the Registry of Corporate Affairs. Failure to make this filing will render the Company liable to a penalty fee and if the filing is not made within the requisite time period or any penalty fee remains unpaid from the due date, the Company will be liable to be struck off and dissolved from the Register of Companies.

4.4	Under the BCA, an annual financial return, in the prescribed form, must be filed by the Company with its registered agent in respect of each year for which one is due within the timeframe prescribed by the BCA for that year (unless the Company is within one of the statutory exceptions to the obligation to file). Failure to make this filing when due will render the Company liable to a penalty fee and where the Company is liable to the maximum penalty and has not filed its annual return, the Company will be liable to be struck off and dissolved from the Register of Companies.

4.5	Under the BCA, unless the Company is within one of the statutory exceptions to the obligation to file and is compliant with any conditions for the relevant exception(s) to apply, a copy of the Company’s register of members which is complete and certain prescribed beneficial ownership information for the Company must be filed by the Company at the Registry of Corporate Affairs. Failure to make these filings will render the Company liable to penalty fees and if the filings are not made within the requisite time period or any penalty fee remains unpaid from the due date, the Company will be liable to be struck off and dissolved from the Register of Companies.

4.6	For the purposes of this opinion “in good standing” means only that the Registrar of Corporate Affairs is satisfied that the Company is deemed to be in good standing under Section 235 of the BCA on the date of issue of the Certificate of Good Standing. Notwithstanding any expiry date referred to the certificate, the Company shall cease to be in good standing under Section 235 of the BCA if the Registrar of Corporate Affairs is not, or ceases to be, satisfied that the Company: (i) is on the Register of Companies; (ii) has paid all fees, annual fees and penalties due and payable; (iii) has filed with the Registrar of Corporate Affairs when due a copy of its registers of directors in accordance with and to the extent required by the BCA; and (iv) has filed with the Registrar of Corporate Affairs when due a copy of its registers of members in accordance with and to the extent required by the BCA; and (v) has filed with the Registrar of Corporate Affairs when due beneficial ownership information in accordance with the BCA; and/or where the Registrar of Corporate Affairs has received any notification that the Company has failed to file its annual return in accordance with and to the extent required by the BCA. We have made no enquiries into the Company’s good standing with respect to any other filings or payment of fees, or both, that it may be required to make under the laws of the British Virgin Islands other than the BCA. We have made no enquiries into whether the copy of the register of directors, the copy of the register of members or the Company’s beneficial ownership information filed at the Registry of Corporate Affairs matches the details set out on the Certificate of Incumbency or whether the annual return filed by the Company with its registered agent is in the prescribed form as required pursuant to the BCA.

1	The Public Records and our searches thereof may not reveal the following:

(a)	in the case of the Company Registry Records, details of matters which have not been lodged for registration or have been lodged for registration but not actually registered at the time of our search or notifications made to the Registrar of Corporate Affairs by the registered agent of any failure by any Company to file its register of directors, register of members, beneficial ownership information and/or annual return as required and within the time frame prescribed by the BCA;

(b)	in the case of the Court Records, details of proceedings which have been filed but not actually entered in the High Court Database at the time of our search;

(c)	whether an application for the appointment of a liquidator or a receiver has been presented to the High Court of the British Virgin Islands or whether a liquidator or a receiver has been appointed out of court, or whether any out of court dissolution, reconstruction or reorganisation of the Company has been commenced; or

(d)	any originating process (including an application to appoint a liquidator) in respect of the Company in circumstances where the High Court of the British Virgin Islands has prior to the issuance of such process ordered that such process upon issuance be anonymised (whether on a temporary basis or otherwise), and the following points should also be noted:

(e)	the Court Records reflect the information accessible remotely on the High Court Database, we have not conducted a separate search of the underlying Civil Cause Book (the Civil Cause Book) or the Commercial Cause Book (the Commercial Cause Book) at the Registry of the High Court of the British Virgin Islands. Although the High Court Database should reflect the content of the Civil Cause Book and the Commercial Cause Book, neither the High Court Database nor the Civil Cause Book or Commercial Cause Book is updated every day, and for that reason neither facility can be relied upon to reveal whether or not a particular entity is a party to litigation in the British Virgin Islands;

(f)	the High Court Database is not updated if third parties or noticed parties are added to or removed from the proceedings after their commencement; and

(g)	while it is a requirement under Section 118 of the Insolvency Act that notice of the appointment of a receiver be registered with the Registry of Corporate Affairs, however, it should be noted that failure to file a notice of appointment of a receiver does not invalidate the receivership but gives rise to penalties on the part of the receiver and the absence of a registered notice of appointment of a receiver is not conclusive as to there being no existing appointment of a receiver in respect of the Company or its assets.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the British Virgin Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the British Virgin Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific British Virgin Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Reliance

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the headings “Enforceability of Liabilities” and “Legal Matters” of the Registration Statement and the Prospectus.

This opinion may be used only in connection with the issuance of the ADSs and the Underlying Class A Ordinary Shares under the Registration Statement and while the Registration Statement is effective.

Yours faithfully

Ogier